EXHIBIT 10.1
Amended and Restated Alkermes January 1, 2005 to March 31, 2006 Named Executive Bonus Plan
The Alkermes January 1, 2005 to March 31, 2006 Named Executive Bonus Plan (the “Plan”) includes the following elements:
•	Our Philosophy

•	Eligibility

•	Performance Period Company Objectives

•	Size of Company Bonus Pool

•	Individual Bonus Targets

•	Individual Performance Factor
Our Philosophy
We believe in a pay-for performance approach that combines individual and Company performance with compensation to reward employees for the work they do to achieve Company goals. This Plan is designed to:
•	provide upside reward for outstanding Company and individual performance

•	motivate named executives to focus on and work together toward achieving Company and individual goals

•	be competitive within our industry
Eligibility
Company named executives are eligible to participate in the plan. As of January 1, 2005, the following named executives have been approved for participation in the Plan:
•	CEO

•	President and COO

•	Vice President and CFO

•	Vice President Corporate Development

•	Vice President, General Counsel and Secretary

The performance period under the Plan will consist, on a one time basis, of the fifteen month period from January 1, 2005 to March 31, 2006 (the “Performance Period”) in order to align the bonus performance period, which has historically been a calendar year, with the Company’s fiscal year end of March 31. Bonuses will be paid within two and one half months of the end of the period for which they are being paid.
Performance Period Company Objectives and Performance Criteria
The following are the overall Company Objectives and related performance criteria for the Performance Period:
Objective 1: Drive robust supply of Risperdal Consta® sales
Criteria: Increase shipments during fiscal year 2006 of Risperdal Consta to our marketing partner, Janssen, over fiscal year 2005 in an amount falling within the range set forth in Exhibit A to the Plan.
Objective 2: Build the organization to launch and successfully commercialize Vivitrex® (long-acting naltrexone)
Criteria: Sign a commercial partnership for long-acting naltrexone, obtain FDA approval for long-acting naltrexone and launch the product in the first half of calendar year 2006.
Objective 3: Achieve key development program milestones
Criteria: Start a Phase III pulmonary insulin safety study, start a Phase III pulmonary insulin efficacy study, successfully complete the exenatide LAR Phase II dose escalation study and add one additional development program to the Alkermes portfolio.
Objective 4: Financial performance against budget
Criteria: Achieve revenues between $110 million and $125 million and operating expenses (specifically excluding interest expense, net and other income/expense, net) between $148 million and $168 million for fiscal year 2006.
Individual Bonus Targets
Individual bonus targets as a percentage of base salary are established by the Compensation Committee for each of the named executive officers. First year employees’ bonuses are to be prorated based on the number of days employed in the Performance Period both for purposes of determining the size of the bonus pool and individual bonus payments.
CEO Bonus
In addition to the above, the individual bonus for the CEO for the Performance Period shall fall within a range of between 25% and 100% of base salary during the Performance Period, with a target bonus of 50% of base salary. In order for the CEO to receive a cash bonus, at least 25% of the Objectives of the Company must be met, as determined by the Compensation Committee in its discretion. In order to receive a target bonus, at least 50% of the Objectives must be met, as determined by the Compensation Committee in its discretion. In order for Mr. Pops to receive the maximum bonus, the Compensation

Committee, in its discretion, must determine that substantial achievement of a majority of the Objectives had occurred.
Size of Plan Bonus Pool
The Compensation Committee of the Board of Directors of the Company will determine the size of the overall bonus pool under all bonus plans of the Company based on Company performance against the above objectives and the target bonus figures. The size of the overall bonus pool shall be determined in the absolute discretion of the Compensation Committee.
Individual Performance Factor
Individual performance against individual objectives affects the bonus payout by increasing or decreasing by an individual performance factor the individual bonus targets. The precise individual performance factor for each employee eligible to receive a bonus under the Plan will be determined by the Compensation Committee of the Board of Directors of the Company. Individual bonus payouts will be determined in light of the overall bonus pool set by the Compensation Committee.